                                                                    EXHIBIT 5(a)

                                                    Our File Number: 17323.00096
                                     Writer's Direct Dial Number: (561) 650-0577
                                   Writer's e-mail Address: sserling@gunster.com
                                                            --------------------



                              July 2, 1999


SBA COMMUNICATIONS CORPORATION
One Town Center Road, Third Floor
Boca Raton, FL 33486

     Re:  Registration Statement on Form S-8; up to 4,656,783 shares of
          -------------------------------------------------------------
          Class A Common Stock, Par Value $.01 Per Share
          ----------------------------------------------

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 4,656,783 shares of Class A Common Stock, par value $.01 per share (the "Shares"), of SBA Communications Corporation, a Florida corporation (the "Company"), on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     The Shares may be issued under the SBA Communications Corporation 1996 Stock Option Plan, the SBA Communications Corporation 1999 Employee Stock Purchase Plan, the 1999 Equity Participation Plan of SBA Communications Corporation and pursuant to that certain Stock Option Agreement between SBA Communications Corporation and Robert M. Grobstein, dated March 5, 1997 (collectively, the "Plans").

     In our capacity as your special Florida counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

SBA COMMUNICATIONS CORPORATION
July 2, 1999
Page 2

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Florida, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     Based on and subject to the foregoing, it is our opinion that any Shares that may be issued pursuant to the Plans have been duly authorized and upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              GUNSTER, YOAKLEY, VALDES-FAULI
                              & STEWART, P.A.


                              By: /s/ Steven J. Serling
                                  ---------------------------------
                                  Steven J. Serling,
                                    For the Firm